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                                                                  Exhibit (a)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated June 8,
 1999, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Neither Geon nor the Purchaser is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent Geon or the
Purchaser becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of the
   Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                             O'SULLIVAN CORPORATION
                                       BY
                           TGC ACQUISITION CORPORATION
                            A WHOLLY OWNED SUBSIDIARY
                                       OF
                                THE GEON COMPANY
                                       AT
                              $12.25 NET PER SHARE

     TGC Acquisition Corporation, a Virginia corporation (the "Purchaser") and a wholly owned subsidiary of The Geon Company, a Delaware corporation ("Geon"), is offering to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of O'Sullivan Corporation, a Virginia corporation ("O'Sullivan"), at a price of $12.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 8, 1999, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

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     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN
DAYLIGHT SAVING TIME, ON WEDNESDAY, JULY 7, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated June 2, 1999 (the "Merger Agreement"), among Geon, the Purchaser and O'Sullivan. The Merger Agreement provides, among other things, for the merger of the Purchaser with and into O'Sullivan (the "Merger") following the purchase of Shares pursuant to the Offer. In the Merger, each outstanding Share (other than Shares owned by Geon or any of its subsidiaries, Shares held as treasury shares or otherwise by O'Sullivan, and Shares owned by shareholders who perfect dissenters' rights under Virginia law) will be converted into the right to receive $12.25 per Share net in cash.

     THE BOARD OF DIRECTORS OF O'SULLIVAN HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF O'SULLIVAN'S SHAREHOLDERS, AND RECOMMENDS THAT THE SHAREHOLDERS OF O'SULLIVAN ACCEPT THE OFFER AND TENDER THEIR SHARES.

     The Offer is conditioned upon, among other things, (i) there being validly tendered a number of Shares which represents at least seventy percent (70%) of the Shares outstanding on a fully diluted basis on the date of purchase (the "Minimum Condition"), and (ii) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder. The Offer is not conditioned on the receipt of financing. If, by the Expiration Date (including any extension permitted by the Merger Agreement), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but will not be obligated), subject to the applicable rules and regulations of the Securities and Exchange Commission, to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders, (b) waive all the unsatisfied conditions (except that the Purchaser may not waive the Minimum Condition without the consent of O'Sullivan) and accept for


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payment and pay for all Shares validly tendered prior to the Expiration Date,
(c) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (d) amend the Offer. The Merger Agreement provides that the Purchaser may not reduce the number of Shares to be purchased in the Offer, reduce the price payable in the Offer, modify or add to the conditions in the Offer or change the form of consideration payable in the Offer, except that the Purchaser may extend the Expiration Date as provided in the next paragraph.

     The Purchaser may extend the Expiration Date (i) if any of the conditions to the Offer have not been satisfied or (ii) if the conditions to the Offer have been satisfied, for an additional five business days, so long as at the time of such extension all conditions to the Purchaser's obligation to purchase Shares pursuant to the Offer are irrevocably waived. The Purchaser may not extend the Expiration Date beyond the three month anniversary of the date of commencement of the Offer without the consent of O'Sullivan, even if the conditions to the Offer have not been satisfied.

     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date, or the first opening of the American Stock Exchange on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     The term "Expiration Date" means 12:00 midnight, Eastern Daylight Saving Time, on Wednesday, July 7, 1999, unless the Purchaser extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

     For purposes of this Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for validly tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares ("Share Certificates") or confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC"); (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase); and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering shareholders at different times if delivery of the Shares and other required documents occurs at different times.

     Except as otherwise provided below, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 7, 1999. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     O'Sullivan has provided the Purchaser with O'Sullivan's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent at the address and telephone numbers set forth below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                   The Information Agent for the Offer is:

                              MORROW & CO., INC.
                          445 Park Avenue, 5th Floor
                           New York, New York 10022
                Banks and Brokerage Firms call: (800) 662-5200
                   Shareholders Please Call: (800) 566-9061

                     The Dealer Manager for the Offer is:

                          MCDONALD INVESTMENTS INC.
                              A KEYCORP COMPANY
                          McDonald Investment Center
                             800 Superior Avenue
                          Cleveland, Ohio 44114-2603


June 8, 1999